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                                                                     EXHIBIT 4.1



                              CONSULTING AGREEMENT


        AGREEMENT dated as of June 18, 1996, by and between SHELDON WEINER SALES ORGANIZATION, INC. , having an address at 200 Fifth Avenue - Suite 1225 New York, New York 10010 (the "Consultant") and JAKKS PACIFIC, INC., a Delaware corporation with an address at 24955 Pacific Coast Highway, #B202, Malibu, California 90265 (the "Company").


                              W I T N E S S E T H :


        WHEREAS, Consultant has been serving as a toy representative for the Company; and

        WHEREAS, both Consultant and the Company desire to change their relationship in order for Consultant to become a consultant for the Company, rather than a toy representative, upon the terms and conditions more specifically set forth herein; and

        WHEREAS, Consultant agrees to waive any benefits, compensation claims or commissions to which he was entitled or may become entitled under his arrangement with the Company for his services as a toy representative, except for an option granted to Consultant to purchase 25,000 shares of the Company's Common Stock, as is discussed in paragraph 4 below;

        NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, the parties agree as follows:

        1. Services and Duties. Commencing on the date of this Agreement, the Company shall retain Consultant, and Consultant shall serve the Company, as a consultant, until June 18, 2001. Consultant shall assist the Company by (i) monitoring toy products for their popularity, (ii) meeting with various retailers, and (iii) consulting with the Company on a periodic basis as to developments in the toy industry. Consultant shall provide all of such services, at the request of the Company, subject to the limitations of paragraph 2 hereafter.

        2. Time Requirements. The Company acknowledges that Consultant is or may be involved in other businesses, including his own toy representation business, to which he is required to devote a substantial amount of its time and attention. Consultant shall be free to devote his time and attention to such other activities as he deems appropriate and shall render consultive services to the Company subject to the his availability and other commitments.

        3. Compensation for Consultant's Services. The Company shall grant to Consultant, in consideration for the consulting services provided by him hereunder, non-incentive options (the "Option") to purchase up to fifty thousand (50,000) shares of the Company's Common Stock at a price of $7.50 per share. The terms and conditions of such


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Option are those set forth in the form of Stock Option Agreement annexed hereto as Exhibit A.

        4. Previously Granted Option.

        The option to purchase 25,000 shares of the Company's Common Stock, at an exercise price of $7.625, granted to Consultant on May 16, 1996, in connection with his position as a toy representative for the Company, shall continue under the terms of the agreement evidencing such option, with the exception that the entire option shall vest in full upon the execution of this Agreement.

        5. Notices. Any notice required to be given hereunder shall be delivered personally or sent by overnight courier or registered or certified mail, return receipt requested, addressed, if to Consultant, to the address set forth at the beginning of this Agreement, and if to the Company, to the address set forth at the beginning of this Agreement, or to such other addresses as the parties shall notify each other in the manner provided for notice in this paragraph 5, with copies to Feder, Kaszovitz, Isaacson, Weber, Skala & Bass LLP, 750 Lexington Avenue, 23rd Floor, New York, New York 10022, Attn: Murray L. Skala, Esq.

        6. Choice of Law. This Agreement shall be governed by and construed under the laws of the State of New York, without regard to its conflict-of-laws rules.

        7. Waiver of Breach. The waiver by either the Company or Consultant of a breach of any provision of this Agreement shall not operate or be construed as a waiver or any subsequent breach by the Company or Consultant.

        8. Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of both the Company and Consultant and their respective successors, heirs and legal representatives, but neither this Agreement nor any rights hereunder may be assigned by either party without the consent in writing of the other party.

        9. Amendments. No amendments or variations of the terms and conditions of this Agreement shall be valid unless the same is in writing and signed by both of the parties hereto.

        10. Severability. If any provision of this Agreement is declared by any court of competent jurisdiction to be invalid for any reason, such invalidity shall not affect the remaining provisions of this Agreement. Such remaining provisions shall be fully severable, and this Agreement shall be construed and enforced as if such invalid provisions had never been a part of this Agreement.



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        11. Entire Agreement. This Agreement contains the entire agreement between the parties, with respect to the subject matter hereof, and supersedes all prior agreements, and understandings written or oral, between the Company and Consultant, with the exception of the option to purchase 25,000 shares of the Company's Common Stock discussed above in paragraph.


        This Agreement may be executed in counterparts, which together shall constitute one instrument.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.


                                        JAKKS PACIFIC, INC.


                                        By:
                                            -----------------------------------
                                            Jack Friedman
                                            President and CEO


                                        SHELDON WEINER SALES ORGANIZATION, INC.


                                        By:
                                            -----------------------------------
                                            SHELDON WEINER






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